EXHIBIT 99.A6.1

                                  Exhibit 6(a)
               Copy of Second Amended Articles of Incorporation
                of Western Reserve Life Assurance Co. of Ohio


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                                 CERTIFICATE OF

                                 SECOND AMENDED

                            ARTICLES OF INCORPORATION

                                       OF

                  WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

      Thomas E. Morgan, President and Chief Operating Officer, and Norman W. Allen, Secretary, of Western Reserve Life Assurance Co. of Ohio, an Ohio Legal Reserve Life Insurance Company, with its principal office located in Columbus, Ohio, do hereby certify that the following Second Amended Articles of Incorporation of Western Reserve Life Assurance Co. of Ohio were adopted by an action taken in writing signed by all of the shareholders who would be entitled to a notice of a meeting held for that purpose to supersede the Articles of Incorporation filed on May 14, 1979, the Amended Articles of Incorporation filed on December 31, 1980, and as amended on March 4, 1985:

      FIRST: The name of the corporation is "Western Reserve Life Assurance Co. of Ohio".

      SECOND: The location of the principal office of the corporation is the City of Columbus, County of Franklin, Ohio.

      THIRD: The kind of business to be undertaken by the corporation will be the making, on the stock plan, of insurance and reinsurance upon the lives of individuals, on an individual or group basis or on the industrial plan, and every type of insurance and reinsurance appertaining thereto or connected therewith, including, without in any way limiting the generality thereof, ordinary life, stipulated payment plan life, term life, endowment plan, or any combination thereof, credit life, and the granting, purchasing or disposing of annuities; and the making of variable contracts, including variable annuities, variable life and any other variable form of insurance contract permitted under state insurance laws, pursuant to which the assets of such variable contracts are held in whole or in part in separate accounts; and the making of insurance against accidents to persons, sickness, or temporary or permanent physical disability. In conducting its business the corporation shall have and exercise any and all rights, powers, and privileges and shall be subject to any and all duties and obligations now or hereafter granted to or imposed upon domestic legal reserve life insurance companies by the laws of the State of Ohio.

      FOURTH: The corporate powers of the corporation shall be exercised by action of the Board of Directors taken as prescribed by law, except where the law or these Amended Articles of Incorporation require the action to be authorized or taken by the shareholders, in which case such action shall be taken by the shareholders as prescribed by law.

      FIFTH: There shall be not less than five (5) Directors of the corporation who shall be elected by the shareholders thereof at each annual meeting of the shareholders or if not so elected, at a special meeting of shareholders called for that purpose. Each Director shall hold office until the next annual meeting of shareholders and until his successor has been duly elected and qualified, or until his earlier resignation, removal from office, or death. Directors shall be subject to removal from office as provided by law and nothing herein contained shall be construed to prevent the removal of any or all Directors in accordance therewith. In the event of any vacancy in the Board of Directors for any cause, the remaining Directors, though less than the majority of the whole Board, may fill any such vacancy for the unexpired term thereof.

      SIXTH: The amount of capital to be employed in the business of the corporation shall be not less than One Million Dollars ($1,000,000).


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      SEVENTH: The maximum number of shares which the corporation is authorized to have outstanding is 1,500,000 shares, all of which have a par value of $1.00 per share, and are designated as Capital Shares.

      EIGHTH: (1) The corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendre or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      (2) The corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas, or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper.

      (3) To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in sections (1) and (2) of this article, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

      (4) Any indemnification under sections (1) and (2) of this article, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in sections (1) and (2) of this article. Such determination shall be made (a) by a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding, or
(b) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified within the past five years, or (c) by the shareholders, or (d) by the court of common pleas or the court in which such action, suit, or proceeding was brought. Any determination made by the

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disinterested directors under section (4) (a) or by independent legal counsel under section (4) (b) of this article shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under section (2) of this article, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

      (5) Expenses, including attorneys' fees incurred in defending any action, suit, or proceeding referred to in sections (1) and (2) of this article, may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the directors in the specific case upon receipt of a written undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this article. If a majority vote of a quorum of disinterested directors so directs by resolution, said written undertaking need not be submitted to the corporation. Such a determination that a written undertaking need not be submitted to the corporation shall in no way affect the entitlement of indemnification as authorized by this article.

      (6) The indemnification provided by this article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles or the regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

      (7) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

      (8) As used in this section, references to "the corporation" include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, join venture, trust, or other enterprise shall stand in the same position under this article with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

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      (9) The foregoing provisions of this article do not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in such person's capacity as such, even though such person may also be an agent of this corporation. The corporation may indemnify such named fiduciaries of its employee benefit plans against all costs and expenses, judgments, fines, settlements or other amounts actually and reasonably incurred by or imposed upon said named fiduciary in connection with or arising out of any claim, demand, action, suit or proceeding in which the named fiduciary may be made a party by reason of being or having been a named fiduciary, to the same extent it indemnifies an agent of the corporation. To the extent that the corporation does not have the direct legal power to indemnify, the corporation may contract with the named fiduciaries of its employee benefit plans to indemnify them to the same extent as noted above. The corporation may purchase and maintain insurance on behalf of such named fiduciary covering any liability to the same extent that it contracts to indemnify.

      IN WITNESS WHEREOF, I have hereunto set my hand this 1ST day of MARCH, 1989.

                                                /s/ THOMAS E. MORGAN
                                                -----------------------
                                                Thomas E. Morgan, President and
                                                Chief Operating Officer

                                                /s/ NORMAN W. ALLEN
                                                -----------------------
                                                Norman W. Allen, Secretary

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